Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into this 28th day of February 2007, but is effective for all purposes as of the Commencement Date (as hereinafter defined), by and between Alliance HealthCard, Inc. (“Parent”) and its wholly-owned subsidiary, AHC-Benefit Marketing Acquisition, Inc. (“BMS” and collectively with Parent, the “Employer”) and BRETT WIMBERLEY, residing at 1516 Barwick Drive, Norman, Oklahoma 73072 (the “Employee”).

WITNESSETH:

1. EMPLOYMENT

The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2. TERM

The term of employment under this Agreement shall commence on March 1, 2007 (the “Commencement Date”) and shall continue through February 28, 2010; provided, however, that the term of this agreement shall automatically be extended for additional one-year terms, unless either party gives notice of termination not less than to the other on or before December 1 in the year of termination, commencing March 1, 2010.

3. COMPENSATION; REIMBURSEMENT, ETC.

(a) Base Salary. The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the term of this Agreement a basic annualized salary of One Hundred Seventy-five Thousand Dollars ($175,000.00) per year (the “Base Salary”), or such other sum as the parties may agree on from time-to-time, payable monthly or in other more frequent installments, as determined by the Employer. The Base Salary shall be subject to required withholding taxes and other employment taxes prescribed by law. The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments, if any, set aside or allocated for the benefit of the Employee.

(b) Commissions. Omitted.

(c) Bonuses. In addition to Base Salary, Employee shall be eligible to be considered for annual bonuses, which are not guaranteed and are to be determined by Employer’s Board of Directors in its sole discretion.

(d) Reimbursement. The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of Employee’s duties under this Agreement; provided, however, that the Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

(e) Fringe Benefits. The Employee shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other senior officers of the Employer. The Employee shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time-to-time, in incentive, bonus, benefit or similar plans.

4. DUTIES

The Employee is engaged as Chief Operating Officer of BMS. In addition, the Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to Employee by the Board of Directors of the Employer. The Employee shall not become employed, engaged or involved, in any capacity, in any commercial or professional endeavor, business or business activity other than the business and affairs of the

Employer that are competitive with the business or business activities of the Employer and its subsidiaries without obtaining the written consent of the Board of Directors.

5. EXTENT OF SERVICES; VACATIONS AND DAYS OFF

(a) Full Time Obligation. During the term of Employee’s employment under this Agreement, the Employee shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing Employee’s duties pursuant to this Agreement. The employee may become employed, engaged or involved, in any capacity, in any commercial or professional endeavor, business or business activity that is not competitive with the business and affairs of the Employer and its subsidiaries (the “Noncompetitive Activity”) and shall be permitted to devote the Employee’s time, energy and attention to the Noncompetitive Activity to the extent that such devotion does not prevent the Employee from performing Employee’s duties pursuant to this Agreement.

(b) Vacation. The Employee shall be entitled to vacations with pay and to such personal sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer and applied to other senior officers of the Employer.

6. FACILITIES

The Employer shall provide the Employee with a fully furnished office, and the facilities of the Employer shall be generally available to the Employee in the performance of Employee’s duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and officer personnel required in the performance of the Employee’s duties under this Agreement shall be supplied by and at the sole cost of the Employer.

7. ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

(a) Death. If the Employee dies during the term of Employee’s employment, the Employer shall pay to the estate of the Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which Employee’s death occurs. The Employer shall have no additional financial obligation under this Agreement to the Employee or Employee’s estate. After receiving the payments provided in this subparagraph (a), the Employee and Employee’s estate shall have no further rights under this Agreement.

(b) Disability.

(i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Employee at least temporarily unable to substantially perform the services required under this Agreement, the Employee shall receive the Base Salary payable under Section 3(a) of this Agreement plus any bonus compensation earned but not yet paid, less any cash benefits received by Employee under any disability insurance paid for by the Employer. Upon the Employee’s “Permanent Disability” (as defined below), which Permanent Disability continues during the payment periods specified herein, the Employer shall pay to the Employee the Base Salary payable under Section 3(a) of this Agreement, plus bonus compensation earned but not yet paid, to the end of the month in which the Employee is terminated for Permanent Disability as set forth below, less any cash benefits received by Employee under any disability insurance paid for by the Employer. The Employee may be entitled to receive payments under any disability income insurance which may be carried by, provided by or paid for by the Employer from time to time. Upon “Permanent Disability” (as that term is defined in Section 7(b)(ii) below) of the Employee, except as provided in this Section 7(b), all rights of the Employee under this Agreement shall terminate (other than rights already accrued).

(ii) The term “Permanent Disability” as used in this Agreement shall mean, in the event a disability insurance policy is provided or paid for by the Employer covering the Employee at such time and is in full force and effect, the definition of permanent disability set forth in such policy. If no such disability policy is so maintained at such time and is then in full force and effect, the term “Permanent Disability” shall mean the inability of the Employee, as reasonably determined by the Employer by reason of physical or mental disability to perform the duties required of Employee under this Agreement for a period of sixty (60) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than three months from the ending of the previous period of disability. Upon such determination, the Employer may terminate the Employee’s employment under this Agreement upon ten (10) days’ prior written notice. If any determination of the Employer with respect to Permanent Disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to be available form and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination may be treated by the Employer as an admission by the Employee of Permanent Disability.

8. OTHER TERMINATIONS

(a) Mutual Termination. Either the Employee or the Employer may terminate the Employee’s employment hereunder upon giving at least thirty (30) days’ prior written notice. If such notice is given, the Employer shall have the right to relieve the Employee, in whole or in part, of the Employee’s duties under this Agreement (without reduction in compensation through the termination date). All obligations of the Employee to the Employer and the Employer to the Employee, as the case may be, pursuant to this Agreement shall terminate thirty (30) days after such notice is given, other than the compensation that the Employee shall be entitled to receive pursuant to this agreement on or before the termination date.

(b) Termination for “Good Cause”.

(i) Except as otherwise provided in this Agreement, the Employer may terminate the employment of the Employee hereunder only for “Good Cause” (as defined below) and upon written notice; provided, however, that no breach or default by the Employee shall be deemed to occur hereunder unless the Employee shall have failed to cure the breach or default within thirty (30) days after Employee received written notice thereof indicating that it is a notice of termination pursuant to this Section 8(b).

(ii) As used herein, “Good Cause” shall include:

(1)	the Employee’s conviction of or the entering of a plea of nolo contendere to either a felony or any crime directly related to the Employee’s employment by the Employer which causes a substantial detriment to the Employer;

(2)	actions by the Employee as an executive officer of the Employer which clearly are contrary to the best interest of the Employer;

(3)	the Employee’s willful failure to take actions permitted by law and necessary to implement policies of the Employer which have been communicated to the Employee in writing, provided that minutes of a Board of Directors meeting attended in its entirety by the Employee shall be deemed communicated to the Employee;

(4)	the Employee’s continued failure or refusal to attend to Employee’s duties as an executive officer of the Employer;

(5)	the Employee fails to repay when due any sums loaned or advanced to Employee by Employer; or

(6)	willful misconduct materially and demonstrably injurious to the Employer, financially or otherwise, as determined in the reasonable discretion of the Employer.

(iii) Termination of the employment of the Employee for reasons other than those expressly specified in this Agreement as Good Cause or as provided in Section 8(a) shall be deemed to be a termination of employment “Without Good Cause” for purposes of Section 8(c).

(c) Termination Without Good Cause.

(i) If the Employer shall terminate the employment of the Employee Without Good Cause effective on a date earlier than the termination date provided for in Section 2, the Employee shall continue to receive the Base Salary; provided that, notwithstanding such termination of employment, the Employee’s covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

(ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Employee as a result of a termination by the Employer of the Employee’s employment Without Good Cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer’s termination of the Employee’s employment Without Good Cause, and the Employer agrees that the Employee shall not be required to mitigate Employee’s damages; provided, however, if he does mitigate, Employer shall be entitled to an offset against the liquidated damages for all sums received by Employee by virtue of the mitigation.

(d) Certain Effects of Termination. If the employment of the Employee is terminated for Good Cause under Section 8(b)(ii) of this Agreement, or if the Employee voluntarily terminates Employee’s employment by written notice to the Employer under Section 8(a) of this Agreement, the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement.

(e) Release. Payment for any compensation to the Employee under this Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Employee in the form prepared by counsel for the Employer.

9. DISCLOSURE

The Employee agrees that, during the term of Employee’s employment by the Employer, Employee will disclose, and disclose only to the Employer, all ideas, methods, plans, developments or improvements known by Employee which relate directly or indirectly to the business of the Employer, whether acquired by the Employee before or during Employee’s employment by the Employer. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

10. CONFIDENTIAL INFORMATION

For purposes of this Agreement, the term “Confidential Information” means any and all data, know-how, designs, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training materials and techniques, computer software and programs, systems, improvements, devices, discoveries, concepts, ideas, designs, methods and information concerning the business and affairs of the Employer or its Affiliates, however documented, and any other information of the Employer or its Affiliates that is a trade secret of the Employer or its Affiliates, and all notes summaries or compilations containing or based, in whole or in part, on any information included in the foregoing. The Employee acknowledges that in the course of his employment by the Employer, the Employee will become acquainted with Confidential Information belonging to the Employer or its Affiliates. The Employee acknowledges and agrees that all Confidential Information of the Employer or its Affiliates known or obtained by the Employee, whether before or after the date hereof, is the property of the Employer or its Affiliates. Therefore, the Employee agrees that the Employee will not, at any time, other than in furtherance of the Employee’s employment duties, disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether the Employee has such information in the Employee’s memory or embodied in writing or other physical form, without the Employer’s prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Employee’s fault or the fault of any other person bound by a duty of confidentiality. Employee agrees, upon any termination of his employment with Employer and at any other time Employer may request, to deliver to the Employer, or such representatives as the Employer may designate, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, or affairs of Employer or its Affiliates and any other Confidential Information that the Employee may then possess or have under the Employee’s control.

11. NONSOLICITATION OF CUSTOMERS AND EMPLOYEES

(a) General. The Employee hereby acknowledges that, during and solely as a result of Employee’s employment by the Employer, the Employee has received and shall continue to receive: (1) special training and education with respect to the club marketing business and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Employee by the Employer as a result of the Employee’s employment, as outlined in the previous sentence, the Employee hereby agrees to the restrictive covenants set forth in this Section 11.

(b) Nonsolicitation of Customers. During the Employee’s employment with the Employer and, except as may be otherwise herein provided, for a period of two (2) years following the termination of the Employee’s employment with the Employer, regardless of the reason for such termination, the Employee agrees the Employee will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, member, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise (1) solicit in any way the business or patronage of any of the clients or customers of the Employer with whom the Employer did business during the term of Employee’s employment, or (2) take any action which may cause the termination of the relationship between the Employer and its clients or customers.

(c) Nonsolicitation of Employees. During the Employee’s employment with the Employer and, except as may be otherwise herein provided, for a period of two (2) years following the termination of the Employee’s employment with the Employer, regardless of the reason for such termination, the Employee agrees Employee will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, member, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise (1) solicit any of the employees of the Employer to terminate their employment, or (2) employ or retain as an independent contractor, consultant or agent any of the current or former employees, or officers of the Employer any, unless such persons have been separated from any relationship with the Employer for at least six (6) months or (3) accept employment with or seek remuneration by any of the clients or customers of the Employer with whom the Employer did business during the term of the Employee’s employment.

(d) Extension of Time. The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to Sections 11(b) or (c) shall be extended by any length of time during which the Employee is in breach of such covenants.

(e) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenant, the Employer would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

(f) Severability. It is agreed by the Employer and Employee that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and the Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

12. SPECIFIC PERFORMANCE

The Employee agrees that damages at law will be an insufficient remedy to the Employer if the Employee violates the terms of Sections 9, 10 or 11 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. The Employee agrees to pay to the Employer all costs and expenses incurred by the Employer relating to the enforcement of the terms of Sections 9 or 10 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

13. ARBITRATION

(a) General. Should any dispute arise among or between one or more of the parties to this Agreement relating to this Agreement, the interpretation of any provision hereof, or any of the rights or obligations hereunder of any of the parties to this Agreement, then at the election of any party involved in such dispute, such dispute shall be resolved finally by a single arbitrator in an arbitration proceeding conforming to the rules of the American Arbitration Association applicable to commercial arbitration.

(b) Appointment of Arbitrator. The arbitrator shall be appointed as follows: the party not electing to submit the matter to arbitration (the “Non-Electing Party”) shall provide to the other (the “Electing Party”) a list of three proposed arbitrators, each of whom shall be knowledgeable as to matters that are the subject of the dispute and each of whom shall be completely independent of and with no prior affiliation or direct or indirect relationship with any party or any of their affiliates. The Electing Party shall then select the arbitrator from such list or, if all such proposed arbitrators are reasonably unacceptable to such party, so advise the Non-Electing Party, whereupon such party shall prepare a new list of three proposed arbitrators and the selection process shall begin anew.

(c) Location of Arbitration. The arbitration shall take place in Norman, Oklahoma.

(d) Effect of Arbitration. The decision of such arbitrator shall be final and binding upon the parties, and such decision shall be enforceable as a judgment in a court of competent jurisdiction. Other than the Employer’s right to seek specific performance by way of injunctive relief to enforce the provisions of Sections 9, 10 or 11, each party to this Agreement covenants not to institute any suit or other proceeding in any court with respect to any matter arising under or pursuant to or directly or indirectly relating to this Agreement, the subject matter hereof or the other agreements, documents and instruments delivered or required to be delivered hereunder or in connection herewith unless the intended subject matter thereof has first been submitted for arbitration in accordance with the foregoing procedure and such arbitration proceeding has been completed.

(e) Confidentiality of Arbitration. In order to maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, that the Employer may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy the Employer’s disclosure obligations under applicable securities or other laws.

14. MISCELLANEOUS

(a) Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by Employee and Employee’s performance of Employee’s obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

(b) Setoff. The Employee agrees that, as long as he is indebted to the Employer for loans or advances made to him prior to or after the date of this Agreement, the Employer may set off all such obligations against the sums otherwise due Employee pursuant to this Agreement in the event the Employee is in default under any of said obligations.

(c) Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

(d) Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

(e) Entire Agreement. Except as provided in (A) written company policies promulgated by the Employer dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, or (B) any signed written agreements contemporaneously or hereafter executed by the Employer and the Employee, this Agreement constitutes the entire agreement of the Employer and the Employee with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the Employer and the Employee with respect to the Employee’s employment relationship with the Employer and the term and termination of such relationship, and replaces and merges all previous agreements and discussions pertaining to the employment relationship between the Employer and the Employee. Specifically, but not by way of limitation, the Employment Agreement dated August 9, 2004 between Benefit Marketing Solutions, L.L.C., a wholly-owned subsidiary of BMS (the “Prior Agreement”), and the Employee is hereby deemed terminated and the Employee hereby irrevocably waives and renounces all of the Employee’s rights and claims under the Prior Agreement other than those related to the Employee’s right to receive unpaid compensation to which the Employee shall be entitled to receive prior to the Commencement Date. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

(f) Construction and Interpretation.

(i) This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Oklahoma (but any provision of Oklahoma law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Oklahoma).

(ii) The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

(iii) Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

(g) Enforcement. If after written demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys’ fees and reasonable expenses during investigation, before litigation or arbitration, and at trial and in appellate proceedings). In addition, each of the parties agrees to indemnify the other in respect of any and all claims, losses, costs, liabilities and expenses, including reasonable fees and reasonable disbursements of counsel (during investigation prior to initiation of litigation or arbitration and at trial and in appellate proceedings if litigation ensues), directly or indirectly resulting from or arising out of a breach by the other party of their respective obligations hereunder. The parties’ costs of enforcing this Agreement shall include prejudgment interest at the judgment rate established by the laws of the State of Oklahoma (the “Judgment Rate”). Additionally, if any party incurs any out-of-pocket expense in connection with the enforcement of this Agreement, all such amounts shall accrue interest at the Judgment Rate, commencing thirty (30) days after any such expenses are incurred.

(h) Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

To the Employer:	Alliance HealthCard, Inc
Attn: President
3500 Parkway Lane, Suite 720
Norcross, GA 30092

To the Employee at the address herein first above written.

(i) Venue; Process. To the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 13, the parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in and only in the District Court of Cleveland County, State of Oklahoma. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non convenience. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

“EMPLOYER”

“Parent”	ALLIANCE HEALTHCARD, INC.

	By:	/s/ Robert D. Garces
Robert D. Garces, Chief Executive Officer

“BMS”	AHC-BENEFIT MARKETING ACQUISITION, INC.

	By:	/s/ Robert D. Garces
Robert D. Garces, Chief Executive Officer

“EMPLOYEE”		/s/ Brett Wimberley
Brett Wimberley